Exhibit 10.1

SEPARATION AND RELEASE, CONSULTING AGREEMENT AND STOCK

REPURCHASE AGREEMENT

This Separation and Release, Consulting Agreement and Stock Repurchase Agreement is made and entered into as of the 7th day of November, 2011 by and between Steven A. Schumm (hereinafter “Executive”), and Thermadyne Holdings Corporation (“Holdings”), Thermadyne Technologies Holdings, Inc. (“Technologies”) and each of its subsidiaries, divisions, and affiliates (together with Holdings and Technologies all collectively referred to as “Employers” or “Releasees”). This Separation and Release, Consulting Agreement and Stock Repurchase Agreement (“Agreement”) is entered into in order to reflect (i) the termination of Executive’s employment pursuant to the terms of the Executive Employment Agreement entered into as of August 7, 2006, as amended as of December 31, 2008, by the Amendment Regarding IRC §409A to Executive Employment Agreement, and further amended as of December 3, 2010, by the Amendment to Executive Employment Agreement (cumulatively, as amended, the “Employment Agreement”), (ii) the engagement of Executive as a consultant to Employers, and (iii) the purchase of stock in Technologies owned by Executive by Holdings, as contemplated by the Stockholders’ Agreement dated December 3, 2010; and

WHEREAS, the parties hereto are entering into this Agreement for the purposes of (i) acknowledging that, other than as set forth in this Agreement, all further obligations of Employers, of whatever kind and nature, including but not limited to those under the Employment Agreement and the other agreements identified herein have been satisfied or terminated, (ii) setting forth Executive’s continuing obligations and conditions to his right to receive the compensation and payments set forth in his Employment Agreement, (iii) evidencing his continuing obligations of consultancy and the compensation therefor, and (iv) evidencing the

Employers’ election to repurchase stock in Technologies owned by Executive, such election being exercised pursuant to the terms of the Stockholders’ Agreement dated December 3, 2010.

NOW, THEREFORE, in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, Employers and Executive do hereby covenant and agree as follows:

1.       (a) Subject to the terms and provisions of this Agreement, Executive shall cease employment with Employers effective at the close of business on October 17, 2011 (the “Separation Date”), thereby terminating as of that date all further obligations of Employers to Executive of whatever kind and nature, including all forms of compensation and benefits that otherwise might have been owed to Executive due to his holding any employment or other position with Employers, except those that are expressly identified in this Agreement. The Employment Agreement shall terminate on the Separation Date without further compensation or benefits thereunder, except to the extent specifically contemplated herein. As of the Separation Date, Executive shall cease to hold any position as an officer of Employers.

(b) Subject to the terms and provisions of this Agreement, Executive agrees to make himself available to Employers on an as-needed basis as an independent consultant for the period beginning on October 18, 2011 and ending December 31, 2011 (“Consulting Period”), after which Executive’s services with Employers are forever terminated. Executive’s duties during the Consulting Period shall consist of assisting with and responding to routine and/or unique questions from time to time concerning the duties and responsibilities of the Chief Financial Officer. Executive agrees to devote reasonable time and effort, ability, skill and attention as may be necessary in responding to such inquiries during the Consulting Period.

Executive is engaged by Employers only for the purposes of, and to the extent set forth, in this Paragraph 1(b), and the relationship of Executive with Employers under this Paragraph 1(b) shall be that of an independent contractor. In consideration for the consulting services described in this Paragraph 1(b), Executive shall be paid the total sum of Sixty Nine Thousand Nine Hundred Fifty-Five Dollars ($69,955) (“Consulting Amount”) during the Consulting Period, payable in equal installments in accordance with the Employers’ regular payroll schedule with the first installment payable on the first payroll date after the Separation Date, provided that Executive fulfills his duties as set forth in this Paragraph 1(b). Executive shall not actively participate in the benefit plans of Employers after the Separation Date. As of the date that Executive executes this Agreement and the date the release contemplated herein becomes irrevocable, Executive acknowledges that he has or will have received all or a portion of the Consulting Amount, provided he receives all of the installments of the Consulting Amount as specified above.

(c) If not already done, Executive shall return all property of Employers to Employers, per Employers’ instruction.

(d) The parties agree that Executive’s termination of employment without cause on the Separation Date shall be a termination without Cause (as defined in the Employment Agreement) and that the only severance, termination, or other payments on account of such termination are described herein, and Executive shall not be entitled to any other severance, termination, or other payment on account of the Separation Date, the end of the Consulting Period, or any other termination, separation, or reduction of service with Employers. Holdings agrees to pay Executive the amounts set forth in Section 4(d) of the Employment Agreement due to his termination without Cause effective as of the Separation Date, which for the avoidance of doubt, shall be the total amounts set forth in subparagraphs (i)-(iii) of this

Paragraph 1(d), and the parties agree that the amounts set forth in such subparagraphs actually exceed any payments and benefits due to Executive from Employers pursuant to the Employment Agreement. Executive agrees that he is not entitled to any payments or benefits under the Employment Agreement, including under Section 4(d) of the Employment Agreement, this Agreement, or otherwise from Employers, other than the amounts set forth in subparagraphs (i)-(iii) of this Paragraph 1(d) and any amounts required to be paid in accordance with Paragraphs 1(b), 1(e), and 1(f) hereof, and any amount that may be payable in accordance with the terms of an employee benefit plan. For the avoidance of doubt, Executive agrees that he shall not be eligible for any bonus payments for 2011 or thereafter and that, as contemplated in his Employment Agreement, the sums received hereunder shall be considered liquidated damages in respect of claims based on any provisions of the Employment Agreement or Employee’s employment with Employers. The parties also agree that a portion of the payments to be made to Executive hereunder support consideration for his noncompete obligations. The parties agree that the total amounts set forth in Section 4(d) of the Employment Agreement that Holdings shall pay hereunder, subject to all terms and conditions herein, are as follows (and that the following includes additional amounts not set forth in the Employment Agreement):

(i) The amount of Three Hundred Forty-Five Thousand Fifty Dollars ($345,050), payable in installments in accordance with the payroll practices of the Employers for a period of twelve months, subject to the final paragraph of this subparagraph (d) and all other terms and conditions herein (“Salary Continuation”);

(ii) The amount of Two Hundred Fifty Eight Thousand Seven Hundred Eighty Eight Dollars ($258,788) (“Bonus Amount”) and an additional lump sum payment in the amount of Two Hundred Fourteen Thousand Six Hundred Thirty Three Dollars ($214,633) (“Lump Sum Amount”), subject to the final paragraph of this subparagraph (d) and all other terms and conditions herein (the Bonus Amount together with the Lump Sum Amount, the “Additional Payment”); and

(iii) A lump sum payment equal to Twenty One Thousand One Hundred Thirty Six Dollars and Forty Seven Cents ($21,136.47), subject to the final paragraph of this subparagraph (d) and all other terms and conditions herein (“Continued Benefits Sum”) and an additional lump sum payment equal to Six Thousand Six Hundred Thirty Five Dollars ($6,635) (“Vacation Benefits Sum”) (the Continued Benefits Sum together with the Vacation Benefits Sum, the “Benefit Amount”). The parties agree that the effect of the Amendment regarding IRC § 409A executed as of December 31, 2008 is that continuation of benefits under the Employment Agreement pursuant to Section 4(d)(iii) thereof shall instead be a lump sum payment of an amount equal to the present value of such benefits at a twelve percent (12%) discount. The parties agree that the payment of the Benefit Amount satisfies such obligation, and Executive shall not be entitled to continuation of any such benefits or any other payment with respect to any such benefits; provided, however, that Executive shall be eligible to elect COBRA in accordance with all procedures and requirements thereunder and otherwise subject to the applicable plan(s) and COBRA.

Notwithstanding the foregoing, if Executive executes and delivers the Agreement so that the release becomes irrevocable by its terms within sixty (60) days following the Separation Date, then payment of Salary Continuation shall commence on the first payroll date on or after January 1, 2012, and the Additional Payment and the Benefit Amount shall be made in full on January 13, 2012. If Executive fails to execute and deliver this Agreement at a time so that the release contemplated herein becomes irrevocable by its terms within sixty (60) days following the Separation Date, the obligation to pay the amounts described herein, including the Salary Continuation, Additional Payment, and Benefit Amount, shall be null and void, and no payment shall be made pursuant to this Agreement, other than the Consulting Amount subject to the terms and conditions of this Agreement with respect to such payment. Notwithstanding anything herein to the contrary, no further payments (other than (i) the Equity Consideration pursuant to Paragraph 1(f) below and (ii) payments for consulting services rendered to the date of death pursuant to Paragraph 1(b) above) shall be made under this Agreement on or after the date of Executive’s death and any amounts that have not yet been paid as of the date of death shall be forfeited by Executive, his estate, heirs, beneficiaries, and any other person or entity claiming through him.

(e) All payments and benefits pursuant to this Agreement shall be subject to tax and other payroll withholdings to the extent such tax and withholdings are applicable and legally required.

(e) -1 Executive agrees that (i) Employers engaged an independent, nationally recognized accounting firm (“Auditor”) to determine whether any payments hereunder or otherwise made to Executive by Employers are subject to an excise tax under Section 4999 of the Code, (ii) the Auditor has provided detailed supporting calculations to Employers and Executive,

(iii) the Auditor has determined that no payments hereunder or otherwise made to Executive by Employers are subject to an excise tax under Section 4999 of the Code and that determination is binding upon Employers and Executive, and (iv) no tax gross-up shall be due to Executive under this Agreement, the Employment Agreement, or otherwise. In the event of an Internal Revenue Service investigation, inquiry, or audit relating to Sections 4999 or 280G of the Code, Executive and Employers agree to cooperate to provide such information as may be requested in connection with such investigation, inquiry, or audit, including, without limitation, requesting that the Auditor make itself accessible with respect to the assumptions and calculations underlying its determination.

(f) Executive acknowledges and agrees that this Agreement constitutes written notice of the exercise by Technologies, effective as of the Separation Date, of its right to repurchase all of the shares of Series A Preferred Stock and Common Stock of Technologies owned by Executive (the “Technologies Stock”) and subject to the terms of the Stockholders Agreement dated December 3, 2010 by and among Technologies and the holders that are parties thereto (the “Stockholders Agreement”). Executive also agrees to accept as payment for the repurchase of the Technologies Stock Five Hundred Nineteen Thousand One Hundred Twenty-Eight Dollars ($519,128) (the “Equity Consideration”). For purposes of this Agreement only, the Equity Consideration has been agreed upon and negotiated by the parties, and Executive hereby waives any right to request a determination or object to any determination under the Stockholders Agreement of “Fair Market Value” for the Technologies Stock. In consideration of such waiver, the parties agree that the closing of the purchase and sale of the Technologies’ Stock and the payment of the Equity Consideration shall occur on January 13, 2012. The Equity Consideration shall be payable 50% to Executive and 50% to the Steven A. Schumm Roth IRA.

(g) Employers and Executive acknowledge and agree that all of the options to purchase Common Stock of Technologies issued to Executive under Technologies’ 2010 Equity Incentive Plan (“Options”) pursuant to the Nonqualified Stock Option Award Agreement dated as of December 3, 2010 (the “Option Agreement”) or otherwise shall be forfeited for no consideration on the Separation Date.

2. This Agreement constitutes full and final settlement of all claims, demands, and causes of action of any kind whatever, which Executive now has or ever has had against any of the Releasees, asserted or which could have been asserted between the parties on the basis of actions or omissions occurring prior to the Effective Date, whether known or unknown, suspected or not suspected (“Prior Claims”). By the execution of the terms hereof, Releasees are released from all Prior Claims. The release under this Paragraph 2 includes any and all Prior Claims, including attorneys’ fees and costs actually incurred, including but not limited to claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Equal Pay Act, 29 U.S.C. §206 et seq., the Employee Retirement Income Security Act, 29 U.S.C. §§1001 et seq., Title VII, 42 U.S.C. §§2000 et seq., 42 U.S.C. §1981, the Americans With Disabilities Act, 42 U.S.C. §§12,101 et seq., claims under the Missouri military non-discrimination statute, MO. REV. STAT. § 41.730, claims under the Missouri Human Rights Act, MO. REV. STAT. § 213.010 et seq., claims under the Missouri Wage Payment Act, MO. REV. STAT. § 290.110 et seq., claims for retaliation under the Missouri Workers’ Compensation Act, MO. REV. STAT. § 287.010 et. seq., claims under the Missouri Service Letter Statute, MO. REV. STAT. § 290.140, and any and all other federal, state or local statues and/or ordinances, and any and all other claims arising under or pursuant to contract or common law, including, without limitation, claims arising under or pursuant to the Employment Agreement, except to the extent specifically set forth in Paragraph 1(d) hereof, provided, however, that such rights as Executive may have under the terms of the Stockholders Agreement that have not been explicitly satisfied or waived pursuant to Paragraph 1(f) of this Agreement shall continue to the extent provided in accordance with the terms of such Stockholders Agreement.

3. Executive agrees and represents that it is within his contemplation that he may have Prior Claims against Releasees of which, at the time of the execution of this Agreement, he has no knowledge or suspicion, but he agrees and represents that this Agreement extends to all Prior Claims in any way based upon, connected with or related to the matters described in Paragraph 2, above, whether or not known, claimed or suspected by him.

4. Releasees deny, and consideration given for this Agreement does not constitute an admission of, any allegation of a violation of any applicable law, statute, rule, regulation or contract made against them by Executive. This Agreement shall not be deemed an admission of liability or of a violation of any applicable law, statute, rule, regulation or contract of any kind.

5. Executive agrees that he will not disparage Releasees (including their current or former officers, directors, agents, representatives and/or employees) or solicit or encourage others to do so. Holdings agrees that its Chairman and Chief Executive Officer will not disparage Executive or solicit or encourage others to do so. Notwithstanding the foregoing, nothing in this Paragraph 5 shall preclude any person from providing truthful testimony or information as required by law.

6. At all times, including during and after the Consulting Period, Executive agrees to cooperate with and make himself readily available to Employers (including, in particular, their General Counsel), as Employers may reasonably request, to assist in any matter including but not limited to giving truthful statements, information and/or testimony in connection with any investigation, action or proceeding with respect to which Executive may have knowledge, information or expertise. Employers shall reimburse Executive for reasonable expenses incurred by Executive in providing such cooperation (e.g., travel, lodging and meal expenses), provided that Executive provides Employers with appropriate receipts for any such expenses. Executive shall be reimbursed for any reasonable attorneys’ fees, disbursements and/or expenses incurred by Executive and necessary in connection with such cooperation. Executive shall not be paid for his time in connection with such cooperation, other than the Consulting Amount otherwise payable in accordance this Agreement.

7. Executive further agrees that, except as may be required by law or regulation, Executive will not at any time discuss any matter concerning Employers and/or any of the other Releasees with any person or entity known, or that reasonably should be known, by Executive to be adverse to or potentially adverse to Employers and/or any of the other Releasees on any matter including but not limited to any employment claims or customer claims, without the prior written consent of Employers. However, if required by a court, a governmental regulatory agency or self-regulatory agency to provide testimony or information regarding Employers and/or any of the other Releasees, Executive will cooperate with said court or regulatory agency. If compelled to testify by a court order pursuant to a validly served subpoena in any legal proceeding or by regulatory authority, Executive will testify truthfully as to all matters concerning his employment at Employers. If a regulatory agency or self-regulatory agency contacts Executive regarding Employers and/or any of the other Releasees or if Executive receives a subpoena or other court or legal process relating in any way to Employers, any of the other Releasees and/or any present or former Employers customer or employee, Executive immediately will give Employers sufficient prior written notice (i.e, at least ten (10) days’ notice or to the greatest extent possible) and shall make himself available to Employers to be interviewed concerning the subject of such contact, to the extent permitted by applicable law. Reasonable attorneys’ fees and expenses incurred by Executive arising out of such activities shall be paid by Employers.

8. INTENTIONALLY OMITTED.

9. Except as otherwise specified in this Paragraph 9, this Agreement is a complete and total integration of the understanding of the parties and supersedes all prior or contemporaneous negotiations, commitments, agreements, writings and discussions. Executive represents and warrants that no promise or inducement has been offered or made except as set forth herein and that this Agreement is executed without any reliance upon any other statement or representation by any of the Releasees. Notwithstanding the foregoing, the terms of Sections 7 (“Confidential Information”) and 9 (“Agreement Not to Solicit Employees”) of the Employment Agreement are hereby restated and deemed fully enforceable as if fully stated herein. In addition, Executive hereby agrees that during the Consulting Period and for a period of twenty four (24) months thereafter, neither he nor any affiliate shall, either on his own behalf or as a partner, officer, director, employee, agent or shareholder (other than as the holder of less than 5% of the outstanding capital stock of any corporation with a class of equity security registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended) engage in, invest in or render services to any person or entity engaged in the businesses in which Employers or any subsidiary of Employers (i) is engaged on the Separation Date and (ii) is contemplated to be engaged as reflected in the strategic plan or draft strategic plan of the Employers as of the Separation Date, and situated within any country.

10.    (a) Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained or reaffirmed in Paragraphs 1(b), 5, 7, and 9 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause Employers irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that Employers shall be entitled to obtain from a court of competent jurisdiction an injunction, restraining order and/or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreements. Employers shall also be entitled to recover from Executive their attorney’s fees and costs incurred to obtain judicial relief from a breach of Executive’s covenants, obligations and agreements in Paragraphs 1(b), 5, 7, and 9.

(b) In the event of Executive’s violation of any of the provisions of this Agreement, except a violation of the provisions of Paragraph 1(b), the right of Executive to receive any further payments pursuant to Paragraph 1(d)(i)-(iii) of this Agreement shall immediately terminate and the payments previously made to Executive pursuant to such Paragraph 1(d)(i)-(iii) shall be returned to Employers by Executive within thirty (30) days after receipt of written notice from Employers of such violation. Employers agree that a failure to give such notice after sixty (60) days of Employers’ knowledge of such violation shall constitute a waiver of Employers’ rights and of Executive’s violation. Executive shall disclose the existence of his noncompete obligations to any new employer and hereby consents to Employers, after notice to Executive of the intent to contact and the purpose thereof, contacting and informing any subsequent employer of Executive, or any entity which Employers in good faith believe is, or is likely to be, considering employing Executive, of the existence and terms of this

Agreement. Executive shall disclose to Employers in writing the name and description of the business of any new employer or potential new employer no later than seven (7) days before Executive renders any services to any such person or entity.

(c) The injunctive remedies and other remedies described in this Paragraph 10 are cumulative and in addition to any other rights and remedies Employers may have.

(d) Executive assumes full responsibility for the payment of all federal, state and local taxes whatsoever arising out of or relating to this Agreement which are the legal responsibilities of Executive to pay.

11. Executive hereby represents and warrants to Employers that he has not taken any action that would constitute, with or without the giving of notice or the passage of time, or both, a violation or breach of any of his obligations under this Agreement.

12. All notices required or permitted to be given hereunder shall be in writing and shall be deemed delivered, whether or not actually received, two (2) days after deposited with a reputable express overnight courier service company or in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the party to whom notice is being given at the specified address or at such other address as such party may designate by notice, or when transmitted by electronic mail with receipt confirmed:

Employers:

Thermadyne Holdings Corporation

Attn: Chief Executive Officer

16052 Swingley Ridge Road, Suite 300

St. Louis, MO 63017

Fax: 636-728-3010

E-mail: Martin_Quinn@thermadyne.com

And

Thermadyne Holdings Corporation

Attn: General Counsel

16052 Swingley Ridge Road, Suite 300

St. Louis, MO 63017

Fax: 636-728-3011

E-mail: Nick_Varsam@thermadyne.com

Executive:

417 Cheshire Farm Lane

St. Louis, MO 63141

E-mail: saschumm@charter.net

and

Carmody MacDonald P.C.

Attn: Mark B. Hillis

120 S. Central, Suite 1800

St. Louis, MO 63105

Fax: (314) 854-8660

E-mail: mbh@carmodymacdonald.com

13. Both parties agree that nothing in this Agreement is an admission by one party of any wrongdoing on its part, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.

14. This Agreement, and the provisions herein, shall be construed and governed by the laws of the State of Missouri, without regard for conflict of laws principles.

15. The parties agree that this Agreement may not be modified, altered, or changed except by a written agreement signed by the parties hereto.

16. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect. However, if the release and waiver of all Prior Claims contemplated in this Agreement in any respect is determined by a final judgment of a court of law to be invalid or unenforceable, then, at Employers’ option, Executive shall be required (and Executive promises and agrees) to repay to Employers on demand, any amounts paid by Employers pursuant to Paragraph 1(d)(ii) of this Agreement, and the parties shall revert to the position held by each prior to the signing of this Agreement with respect to such amounts.

17. Separate copies of this document shall constitute original documents which may be signed separately but which together will constitute one single agreement. This Agreement shall become effective and binding on the eighth (8th) day following Executive’s execution of this Agreement (such eighth day being referred to herein as the “Effective Date”).

18. The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Agreement, except for those set forth in this Agreement.

19. Executive represents and warrants that he has no legal impediments (including bankruptcies) to fully and completely settle all Prior Claims and to sign this Agreement. Executive further warrants that he is the sole owner of all the Prior Claims he has released in this Agreement, and that he has not assigned or transferred any such Prior Claim (or any interest in any such Prior Claim) to any other person, and that he will indemnify, defend and hold Releasees harmless for any damages, costs, fees or expenses which they may incur if these representations and warranties are incorrect in any respect.

20. Executive acknowledges that there is no suggestion or implication that his employment with Employers or any of Releasees shall continue or be deemed to have continued

beyond the Separation Date. Executive further acknowledges that none of Releasees has any obligation to reinstate or rehire Executive in the future.

21. This Agreement shall be binding upon and inure to the benefit of Executive and his heirs, executors, administrators, assigns, successors, beneficiaries and agents, and shall be binding upon and inure to the benefit of Releasees and their successors and assigns.

22. This Paragraph 22 shall constitute notice to Executive, in writing, that he has been given an opportunity of at least twenty-one (21) days within which to consider this Agreement before his signing the same. By executing this Agreement, Executive acknowledges and agrees that he has, in fact, been given an opportunity of at least twenty-one (21) days within which to consider this Agreement prior to signing the Agreement.

23. This Paragraph 23 shall constitute notice to Executive, in writing, that this Agreement shall not become effective until the eighth (8th) calendar day after the date of Executive’s execution of this Agreement. During the seven (7) day period following Executive’s execution of this Agreement, Executive may freely revoke his execution of this Agreement. Upon expiration of the seven (7) day period, Executive acknowledges that this Agreement becomes final and binding. If Executive revokes this Agreement within the seven (7) day period following his execution of this Agreement, it shall not be effective or enforceable, and Executive will not receive the consideration/payments described in this Agreement. By executing this Agreement, Executive acknowledges that he was advised, in writing, that this Agreement was freely revocable during the seven (7) day period following Executive’s execution of this Agreement.

24. This Paragraph 24 shall constitute a notice to Executive from Employers, in writing, that prior to Executive executing this Agreement, Executive should consult with an attorney about this Agreement, its meaning and effect, and the Claims he is releasing herein. By executing this

Agreement, Executive acknowledges that he was advised, in writing, to contact an attorney concerning this Agreement before executing the Agreement.

25.    (a) The parties agree that in the event of any breach or alleged breach of this Agreement, such breach or dispute shall be submitted to arbitration under the commercial rules of the American Arbitration Association (“AAA”) for selection of a neutral arbitrator. Arbitration shall be the sole and exclusive remedy with respect to any alleged breach or dispute (with the exception of an action to enjoin a breach of Paragraphs 1(b), 5, 7, and 9 of this Agreement, which Executive agrees may be brought in a court of competent jurisdiction, and that such court shall have authority to award Employers monetary damages and reimbursement as set forth in Paragraph 10 of this Agreement), and shall be handled pursuant to the commercial procedures and provisions of the AAA and the proceedings shall be private and confidential.

(b) The parties shall jointly request the AAA to designate a panel of arbitrators, and either the parties mutually shall agree upon one of the arbitrators or, in the absence of mutual agreement, each side shall alternatively strike a name from the list of arbitrators commencing with the party seeking arbitration, and the name remaining on the list shall be deemed chosen as the arbitrator.

(c) The parties agree that the issue before the arbitrator shall be whether one of the parties breached the terms of this Agreement, and, if so, what are the appropriate damages, if any, except that the arbitrator will have no authority to award punitive damages or damages for non-economic injuries. The finding of the arbitrator shall be final and binding on both parties. The arbitrator shall have no power to add to, detract from, or alter this Agreement in any way, and, notwithstanding any AAA rule to the contrary, the arbitrator shall have no power to award, and may not award, punitive or non-economic damages. The arbitrator’s decision shall be subject to review only as provided under the Federal Arbitration Act where the arbitrator has failed to base his or her decision on the Agreement. Pending final decision by the arbitrator, there shall be no other legal action taken by either party to the controversy, except as set forth in Paragraph 10 of this Agreement.

(d) The arbitration shall take place in the State of Missouri in the St. Louis metropolitan area. All costs and expenses incidental to and arising out of the arbitration (e.g., arbitrator’s fee) shall be borne by the losing party, and the arbitrator shall have the discretion to award attorneys’ fees to the prevailing party.

26. Executive agrees that he is responsible for the payment of all federal, state, and local taxes, of any type whatsoever, due and resulting from any payment to him of the above-described consideration.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Separation and Release, Consulting Agreement and Stock Repurchase Agreement as of the 7th day of November, 2011.

I HAVE READ THIS SEPARATION AND CONSULTING AGREEMENT AND GENERAL RELEASE AND, UNDERSTANDING ALL OF ITS TERMS, SIGN IT OF MY FREE WILL. I UNDERSTAND THAT THIS AGREEMENT HAS A BINDING ARBITRATION PROVISION WHICH CAN BE ENFORCED BY THE PARTIES.

/s/ Steven A. Schumm
Steven A. Schumm

THERMADYNE HOLDINGS CORPORATION

/s/ Martin Quinn
By: Martin Quinn Title: Chief Executive Officer

THERMADYNE TECHNOLOGIES HOLDINGS INC.

/s/ Martin Quinn
By: Martin Quinn Title: Chief Executive Officer

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